Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES SECOND-QUARTER

2005 FINANCIAL RESULTS

Revenues Increase 10 Percent; Company Extends Clinical Leadership in PFO Closure

BOSTON, Mass., August 4, 2005 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks, today announced financial results for the second quarter ended June 30, 2005.

Second-Quarter Results

Total revenues for the three months ended June 30, 2005 increased 10% to approximately $6.4 million compared with approximately $5.8 million for the quarter ended June 30, 2004. Second-quarter 2005 revenues included approximately $1.2 million of net royalties compared with approximately $1.0 million for the comparable period of 2004. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the second quarter of 2005 increased 8.6% to approximately $5.2 million compared with approximately $4.8 million for the second quarter of 2004. Implant sales in North America increased to approximately $4.2 million from approximately $3.8 million in the second quarter of 2004. European implant sales increased to approximately $1.0 million from $898,000 in the second quarter of 2004.

Net loss for the second quarter of 2005 was approximately $1.5 million, or $0.12 per share. This compares with a net loss of approximately $129,000, or $0.01 per share, for the comparable period in 2004. The year-over-year increase in net loss was primarily attributable to approximately $1.3 million of costs associated with the Company’s MIST (Migraine Intervention with STARFlex® Technology) and BEST (BioSTAR™ Evaluation STudy) clinical studies. Included in the 2005 results was $91,000 of income from discontinued operations, representing settlement of a French tax claim associated with the company’s former neurosciences business unit.

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Comments on the Second Quarter

“NMT’s second-quarter financial results were slightly ahead of our expectations,” stated President and Chief Executive Officer John E. Ahern. “CardioSEAL® and STARFlex® sales increased by approximately $1.0 million, or 25%, sequentially compared to the first quarter of 2005. In North America, we believe that the impact of stricter end-user adherence to HDE guidelines has stabilized. Net royalty income continues to be a significant contributor to total revenues.”

Ahern added, “Important clinical milestones were achieved by NMT in the second quarter. Data on the evidence of PFO observed in the Company’s MIST PFO/migraine clinical study was presented at the Late Breaking Trials session of the EuroPCR cardiology meeting in Paris. The prospective data from MIST corroborated earlier observational studies, which reported that 50% of migraine with aura patients demonstrated a PFO, an intracardiac defect that can allow venous blood to enter the arterial circulation, unfiltered and unmanaged by the lungs. Material in the venous blood may contain elements that potentially trigger migraine headaches in some patients. In early July, we announced completion of enrollment in our MIST PFO/migraine clinical study in the United Kingdom, two full quarters ahead of original expectations. Following a six-month patient follow-up, we expect final results of the study to be available in the first quarter of 2006. In addition, we received approval and subsequently initiated enrollment in our BEST study, which is designed to gain commercial approval for our BioSTAR™ technology through the CE Mark process in Europe. Based on preclinical research, it appears that our bioresorbable BioSTAR™ implant provides a more rapid and complete sealing of the PFO. If approved, we believe BioSTAR™ will provide NMT with a distinct competitive advantage over current PFO closure implants. And lastly, we continue to make incremental, albeit slow, progress in enrollment in CLOSURE I, our landmark PFO/stroke clinical study. We are working with our consultants, regulatory bodies and investigators to help increase the rate of patient enrollment.”

Vice President and Chief Financial Officer Richard E. Davis said, “Our balance sheet remained strong at June 30, 2005, with approximately $34.9 million in total cash and marketable securities compared to approximately $35.4 million at December 31, 2004 and approximately $35.1 million at the end of the first quarter of 2005. On July 6, 2005 we reached a final tax settlement relating to our former neurosciences business unit pursuant to which we made a cash payment of approximately $325,000 in addition to the approximate $60,000 deposit previously made to the tax authorities and other expenses associated with the resolution of the claim. The original liability established for this claim was $500,000. This final resolution resulted in income from discontinued operations of approximately $91,000 in the second quarter. Finally, as we proceed with our ongoing clinical studies and build our infrastructure to support anticipated sales growth, we will continue to tightly manage expenses and inventories.”

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Year-To-Date Results

Total revenues for the six months ended June 30, 2005 increased almost 2% to approximately $11.6 million from approximately $11.4 million for the same period in 2004. Revenues for the six months ended June 30, 2005 included approximately $2.3 million of net royalty income, compared with approximately $1.9 million for the comparable period of 2004. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first six months of 2005 were approximately $9.3 million compared with approximately $9.4 million for the comparable period of 2004. Implant sales in North America were approximately $7.4 million compared with approximately $7.6 million in the first six months of 2004. European implant sales were approximately $1.8 million in each of the six-month periods ended June 30, 2005 and 2004. Net loss for the six-month period ended June 30, 2005 was approximately $3.1 million, or $0.25 per share, compared to a net loss of approximately $356,000, or $0.03 per share, for the comparable period last year. The 2005 net loss included approximately $91,000 of income from discontinued operations as referenced above.

Business Outlook

Ahern said, “Going forward, NMT will continue to focus on expanding our leadership position in the evolving PFO closure marketplace. The positive preliminary results from the MIST study, along with the rapid rate of enrollment, strengthen our belief that migraine is a large growth opportunity for NMT. We continue to work with our regulatory and scientific advisors to develop the appropriate study design and protocol in order to meet our goal of obtaining an IDE approval for a MIST II PFO/migraine clinical study in the United States by the end of 2005. NMT will also continue to build its PFO closure technology pipeline to assure a sustainable competitive advantage in the future.”

Davis concluded, “In the third quarter of 2005, we currently expect an approximate 4%-6% increase in product sales compared to 2004. For the full year 2005, we continue to expect product sales to increase 3%-5% and total revenues to increase approximately 5%-7% compared with 2004. We continue to anticipate that product costs as a percentage of product sales will be approximately 30%. As previously discussed, acceleration of the MIST study, BEST study enrollment, ongoing CLOSURE I enrollment and investments in next generation PFO closure technologies are expected to result in continued high levels of research and development spending for the balance of 2005. However, we currently expect our aggregate cash, cash equivalents and marketable securities balances at year-end 2005 to be approximately $25-$27 million.”

Conference Call Reminder

Management will conduct a conference call at 10:30 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the remainder of 2005. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the

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“Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (312) 461-9554 or (800) 930-1344 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a patent foramen ovale (PFO) and brain attacks such as migraine headaches, stroke and transient ischemic attacks (TIAs). A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. NMT is a leader in designing and developing implants to seal the PFO defect in a minimally invasive, catheter-based procedure performed by the interventional cardiologist. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, CLOSURE I and BioSTAR™ (BEST) trials, the potential U.S. migraine study, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the period ended March 31, 2005, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

	At June 30, 2005	At December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,709,255	$9,338,208
Marketable securities	20,059,937	24,919,460
Restricted cash	1,122,200	1,122,200
Accounts receivable, net	2,734,892	1,776,605
Inventories	2,109,094	2,523,062
Prepaid expenses and other current assets	2,654,119	2,864,600

Total current assets	42,389,497	42,544,135

Property and equipment, net	701,579	790,361

Other assets	14,617	29,263

	$43,105,693	$43,363,759

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,246,301	$1,682,272
Accrued expenses	5,489,512	4,309,586
Discontinued operations liabilities	324,267	500,000

Total current liabilities	8,060,080	6,491,858

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—12,403,895 and 12,176,183 shares in 2005 and 2004, respectively	12,404	12,176
Additional paid-in capital	47,303,063	46,093,075
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(122,750)	(152,596)
Accumulated deficit	(12,027,504)	(8,961,154)

Total stockholders’ equity	35,045,613	36,871,901

	$43,105,693	$43,363,759

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Product sales	$5,163,912	$4,755,962	$9,289,151	$9,536,987
Net royalty income	1,188,025	1,017,564	2,332,525	1,878,689

	6,351,937	5,773,526	11,621,676	11,415,676

Costs and Expenses:
Cost of product sales	1,479,152	1,268,159	2,657,675	2,397,568
Research and development	3,857,234	2,066,792	6,701,008	4,091,383
General and administrative	1,160,517	1,217,723	2,645,025	2,514,047
Selling and marketing	1,628,861	1,466,766	3,045,335	3,010,537

Total costs and expenses	8,125,764	6,019,440	15,049,043	12,013,535

Loss from operations	(1,773,827)	(245,914)	(3,427,367)	(597,859)

Other Income (Expense)
Interest income, net	192,152	120,672	362,795	254,667
Foreign currency transaction loss	(36,842)	(4,031)	(92,465)	(12,996)

Other income, net	155,310	116,641	270,330	241,671

Loss from continuing operations	(1,618,517)	(129,273)	(3,157,037)	(356,188)

Income from discontinued operations	90,687	—	90,687	—

Net loss	$(1,527,830)	$(129,273)	$(3,066,350)	$(356,188)

Net loss per common share:
Continuing operations	$(0.13)	$(0.01)	$(0.26)	$(0.03)
Discontinued operations	0.01	—	0.01	—

Net loss	$(0.12)	$(0.01)	$(0.25)	$(0.03)

Weighted average common shares outstanding:
Basic and Diluted	12,293,196	12,019,094	12,224,341	11,968,401